UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2021

CORTEXYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38890	90-1024039
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 East Grand Ave. South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 910-5717

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CRTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)

On February 9, 2021, the Board of Directors (the “Board”) of Cortexyme, Inc. (the “Company”) approved the transition of the Company’s “principal accounting officer” role from Chris Lowe to Ted Monohon, as described in Item 5.02(c) below.

(c)

On February 9, 2021, the Board approved the appointment of Chris Lowe, age 52, the Company’s Chief Financial Officer, to Chief Operating Officer and Chief Financial Officer (the “COO Appointment”), effective as of February 10, 2021 (the “Effective Date”). Mr. Lowe has served as the Company’s Chief Financial Officer since January 2019 and has over two decades of financial leadership, business development and operational expertise. Mr. Lowe’s senior management experience includes experience as Chief Financial Officer, Chief Business Officer and Chief Executive Officer for private and public life sciences companies including Asthmatx, Peninsula Pharmaceuticals, SentreHEART, and Anthera Pharmaceuticals. Additionally, he currently serves as a member of the board of directors of Vincerx Pharma, a biopharmaceutical company.

On February 9, 2021, the Board appointed Ted Monohon, age 55, the Company’s Vice President, Finance, as the Company’s Chief Accounting Officer and “principal accounting officer,” effective as of the Effective Date. Mr. Monohon has been with the Company since May 2019. He has more than 20 years of financial experience spanning roles at private equity, publicly and privately held companies and major banks. Mr. Monohon’s expertise includes key finance functions including financial planning and forecasting, treasury and cash management, and accounting and tax functions. During his career, he has completed multiple tracking stock initial public offerings as well as venture capital and private placement financings. He began his career with Deloitte as a senior staff auditor. Mr. Monohon is a Certified Public Accountant, and he obtained his Bachelor’s Degree in Accounting from the Rochester Institute of Technology.

In connection with the appointment, the Compensation Committee of the Board (the “Committee”), granted Mr. Monohon a stock option to purchase 20,000 shares of the Company’s common stock (“Common Stock”) pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”). The shares subject to such option will have a per share exercise price equal to the closing price of the Common Stock as reported on The Nasdaq Global Select Market on the date of such grant and will vest monthly over four years of continuous service by Mr. Monohon to the Company. There were no other changes in his compensation.

Neither Mr. Lowe nor Mr. Monohon has family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Neither Mr. Lowe nor Mr. Monohon is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e)

In connection with the COO Appointment, the Committee approved, effective as of the Effective Date, an increase in Mr. Lowe’s annual base salary to $450,000 and an increase in Mr. Lowe’s annual discretionary performance bonus to 45% of his then-current base salary. The Board also granted Mr. Lowe a stock option to purchase 40,000 shares of Common Stock pursuant to the Plan. The shares subject to such option will have a per share exercise price equal to the closing price of the Common Stock as reported on The Nasdaq Global Select Market on the date of such grant and will vest monthly over four years of continuous service by Mr. Lowe to the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEXYME, INC.

	By:	/s/ Caryn G. McDowell
Date: February 10, 2021	Title:	Chief Legal and Administrative Officer and Corporate Secretary